Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Southcoast Financial Corporation

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-4/A filed by BNC Bancorp, of our report dated March 12, 2015, relating to the consolidated financial statements of Southcoast Financial Corporation and Subsidiaries, appearing in the Annual Report on Form 10-K of Southcoast Financial Corporation for the year ended December 31, 2014. We also consent to the reference to our Firm under the caption “Experts” in this Registration Statement.

/s/ Crowe Horwath LLP

Atlanta, Georgia

December 22, 2015